EXHIBIT 14

MGP INGREDIENTS, INC.
CODE OF CONDUCT

This Code of Conduct is applicable to all of our directors, designated officers (as defined below) and other officers and employees of MGP Ingredients, Inc. (“MGPI”) and its subsidiaries (“we,” “our,” “us” or the “Company”).  It provides a general statement of our expectations regarding ethical standards to which such persons are expected to adhere. As used herein, unless the context otherwise requires, “designated officers” means the Chief Executive Officer, Chief Financial Officer, principal accounting officer, Vice President of Human Resources, Controller and Corporate Secretary of MGPI.  “You” means a director, officer or employee of the Company, as appropriate.

Accurate and Timely Periodic Reports
MGPI is a public company that is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file and in other public communications that it makes.  MGPI expects our designated officers and others responsible for such matters to:
•	comply with generally accepted accounting principles at all times;
•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
•	maintain books and records that accurately and fairly reflect our transactions;
•	prohibit the establishment of any undisclosed or unrecorded funds or assets;
•
maintain a system of disclosure controls and procedures that will provide reasonable assurances to management that material information about us is made known to management, particularly during the periods in which our periodic reports are being prepared; and

•	present information in our periodic reports and other public communications in a full, fair, accurate, timely, clear and understandable manner.

No one should engage in “off the record” transactions and each of you should report accurately and completely all financial transactions to the appropriate accounting department personnel.

Conflicts of Interest
You should avoid situations that may involve a conflict between your personal interests and the Company’s interests. In general, conflicts of interest may arise when you have interests that may make it difficult to perform your work for us objectively and effectively. Examples of possible conflicts of interest are when you
•	lend material assistance to our competitors;
•	have a significant financial or other interest in, or seek personal loans or services from, a customer, supplier or competitor;
•	conduct business on our behalf with any of your family members1 or with an entity in which you or any of your family members has a material interest2;
•	use proprietary or confidential information for personal gain or to the Company’s detriment;
•	commit the Company to give financial or other support to any unauthorized outside activity or organization; or
•	accept money, gifts of more than nominal value or other special accommodations from a supplier, customer or competitor.

Employment outside of the Company may present conflicts of interest, as you are expected to devote sufficient (and in some cases, full-time) working efforts to the tasks for which you are employed by the Company.
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1The following are deemed family members:  any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister in-law, and any person sharing the same household with you.
2 You will not be deemed to have a material interest in another entity if your interest arises only because you are a director of the other entity and/or because you and your family members own less than a 10% equity interest in the other entity, other than a partnership.  If the other entity is a partnership, your interest will not be deemed material if your only interest is as a limited partner, your interest is less than 10% of the total interest in the partnership and you are not a general partner and do not hold another position in the partnership.

Last Revised May 23, 2013

Generally, full-time employees should disclose to the Company any outside employment of a significant nature.  Salaried employees should not have outside employment with any significant competitor, supplier or customer or which otherwise presents a conflict of interest or interferes with the performance of their duties to the Company.  Designated officers, and those officers with a title of Vice President or above, should not have employment with any other company or business enterprise (excluding charitable organizations, small family businesses or the like which do not require a significant amount of time).  Directors are subject to whatever rules are adopted by the Board of Directors with respect to independence and outside directorships.

In dealing with current or potential customers, suppliers, and competitors, you should act in the Company's best interests to the exclusion of personal advantage.  If your outside interest or activities may be antagonistic with the interests of the Company, then you should either have the activity approved by a disinterested member of senior management (Vice President or above) or you should cease engaging in it.  Any transaction approved by a member of management must be reported promptly to the Vice President of Human Resources who will at least annually present a summary of such transactions to the Audit Committee of the Board of Directors of MGPI (the “Audit Committee”).  No waiver or exception of compliance with the Code by a designated officer or director shall be considered or granted except as provided by the Audit Committee or Board of Directors.

Compliance with the Law
If we do not comply with the law, we will create problems for ourselves as well as those around us.  Illegal actions damage reputations and erode the confidence and trust that others have placed in us.  Accordingly, it is our policy that all laws be obeyed, however insignificant, and that this requirement must be placed ahead of our own personal interests and the Company’s operating results. The following are generalized comments on certain areas of the law and written Company policies that you should be particularly reminded of because of the nature of the Company’s business.

Bribery.  Do not take or give a bribe.  Under-the-table payments in cash are illegal.  Bribes may also be disguised as unusual loans, lavish gifts, illegitimate finders’ fees or commissions, unusual favors and the like.  Bribery can result in the voiding of otherwise legitimate contracts and in the imposition of substantial criminal and civil penalties.

Personal Use of Company Property.  Do not use Company property for your own personal interest unless that use has been properly authorized.  Company property includes many things such as automobiles, long distance lines, confidential Company information, business opportunities that belong to the Company, and the like.  A use is properly authorized only if it has been approved by one or more Company officers who have authority to grant such approval.  Do not seek permission from someone whom you know does not have the authority to grant it.  As a corollary, do not grant permission if you do not have authority to do so.

Illegal Use of Confidential Information.  Treat all material public information about the Company as confidential.  Do not be a “tipper” of confidential information.  Confidential information is an item of Company property to be used only for the proper conduct of the Company’s business.  You should not use it or allow others to use it to promote outside interests.  Inappropriate, intentional or inadvertent disclosures may harm the Company’s business or other persons who trade in MGPI’s stock.  Such private disclosures can damage customer relationships, give our competitors an edge, create personal anguish or result in illegal stock trading profits generated at the expense of the uninformed.

Trading in the Company’s Stock.  You should not engage in short sales or in trading MGPI’s stock on a short term basis.

You should not buy or sell MGPI’s stock if you possess material information about MGPI or the Company that has not been released to the public.  (This does not prohibit transactions pursuant to a pre-existing trading plan that complies with Securities Exchange Act Rule 10b5-1(c).) Information is material if there is a substantial likelihood that a reasonable investor would consider the information as either (i) important in deciding whether to buy, sell or hold a security of an issuer or (ii) as changing the total mix of information in the marketplace about a security or its issuer. Examples include earnings, merger negotiations, a significant sale or acquisition of assets, changes in dividend policy, a stock split or the offering of additional securities, etc.  Generally, any information

Last Revised May 23, 2013

that could reasonably be expected to affect the price of MGPI stock in your favor should be deemed material. The prohibition on insider trading also applies to stock of other companies if you learn of material non-public information about those other companies in the course of performing your duties for us.  Using non-public information for personal financial benefit or tipping others who might use it to make an investment decision is both unethical and illegal.

You are encouraged to clear all trades of MGPI stock (or trading plans) in advance with the Chief Financial Officer of MGPI.

Anti-trust laws; price fixing; bid rigging.   Our activities are subject to the antitrust and competition laws of the United States and the various states and countries in which we do business.  In general, those laws prohibit agreements or actions that may restrain trade or reduce competition.  Examples of possible violations of these laws include agreements with competitors to fix or control prices, to boycott specified suppliers or to allocate products, territories or markets. Special care should be taken to ensure that any contact with representatives of our competitors, suppliers and others with whom we do business will not be viewed as a violation of any antitrust law.  In an antitrust action, both you and the Company can be assessed three times the amount of the actual damages, and violations of the antitrust laws may also result in substantial fines and imprisonment.

Environmental Matters.  We are subject to numerous environmental laws and regulations. Our policy is to comply with these requirements wherever we conduct operations.  Each employee is responsible for understanding the environmental consequences of his or her job and for performing it in compliance with all applicable environmental laws and regulations.  If you have questions or concerns about our environmental compliance, you should direct them to your supervisor or manager.  If you become aware of any actual or potential activities that may impact on the company's environmental compliance, you should promptly advise your supervisor or manager so that any necessary corrective action can be taken.

Contacts with Public Officials.  When dealing with public officials, avoid any activity which is or appears illegal or unethical.  Giving gifts, including meals, entertainment, transportation and lodging, to government officials in the various branches of federal, as well as state and local, governments is restricted by law.  You should obtain the CEO's approval before giving anything of value to a government official or employee.  The foregoing does not apply to personal lawful political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  Illegal payments to government officials of any country are prohibited.

Alcohol and Drugs.  Use of alcohol or illegal drugs which may in any way affect performance on the job can have disastrous consequences on other personnel and on Company property.  Personnel found to be under the influence of either while on the job will be subject to immediate dismissal.  The Company reserves the right to implement a random drug screening policy, compliant with applicable law.

Harassment or Mistreatment of Co-Workers.  Let’s treat our co-workers as we would want to be treated were we in their shoes. All employees should respect the rights and cultural differences of other individuals.  It is our policy not to discriminate against any person because of age, race, color, sex, religion, disability, national origin, or other classes protected by applicable federal, state or local law.  Harassment of any such type will not be tolerated.  You should be particularly familiar with the Company’s Harassment Policy and avoid situations that might give rise to harassment claims.

Improper Use of E-mail, Voice Mail, Internet and Other Information Systems.  You should be familiar with the Company’s extensive written policies covering these issues and ensure that your use of these systems (a) is efficient, succinct, well thought out and properly motivated,  (b) is not for personal purposes except to the extent expressly permitted by the Company’s written policies, (c) does not jeopardize the confidentiality of Company confidential information, (d) does not in any way permit or provide access to our systems by unauthorized persons, (e) does not violate the copyrights of licensors or owners of software used by the Company, and (f) does not infect the systems with a virus.

Last Revised May 23, 2013

Unsafe Practices.  Grain processing presents special opportunities for hazards to personal safety, and the safety and health of our employees is very important.  There are local, state and national laws which are designed to promote a safe workplace.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.  Everyone should be on the lookout for potentially unsafe conditions and report them when they occur so that they may be promptly remedied.

Confidentiality of Investigations.  The Company has a compelling interest in protecting the integrity of internal and governmental investigations.  In every investigation, the Company has a strong desire to protect employees who are witnesses from harassment, intimidation and retaliation, to keep evidence from being destroyed, to ensure that testimony is not fabricated, and to prevent a cover-up.  The Company may decide in individual instances that in order to achieve these objectives, legitimate and substantial business reasons justify a requirement that an employee maintain the investigation and his or her role in it in strict confidence.  Whenever such legitimate and substantial reasons justify this requirement, the basis for requiring such confidentiality will be documented carefully in the investigative file.  If the Company  reasonably imposes such a requirement and an employee does not maintain such confidentiality, such employee may be subject to disciplinary action up to and including immediate termination.

Family, Friends, and Associates.  Do not assist your family or others whom you associate with any activities that would directly or indirectly violate this policy.

Reporting Violations
We encourage you to report good faith concerns, including possible violations of this Code of Conduct, so that they can be investigated and evaluated.  Concerns may be presented in person or in writing to our Vice President of Human Resources or by calling the MGP Ingredients ComplianceLine at the number posted on employee bulletin boards in our facilities.  Concerns may be reported on a confidential and anonymous basis.  Written concerns should be addressed to our Vice President of Human Resources at MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial, P.O. Box 130, Atchison, Kansas 66002-0130.  All violations of this Code of Conduct will be reported to the Chief Executive Officer, who will cause an appropriate investigation of the violation to be made.  Any concerns raised about financial accounting practices or the Company's system of internal accounting controls will also be reported to the Chairman of the Audit Committee, which will be responsible for overseeing the investigation and resolution of such concerns.    Any such investigation will be conducted in a confidential manner to the fullest extent possible, consistent with the need to conduct an adequate investigation.

The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to reporting of violation of the Code of Conduct or otherwise as specified in the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Discipline/Penalties
The policies reflected in this Code of Conduct are important to the Company.  Violations will subject offenders to some manner of disciplinary action, when and as warranted.  Discipline will not necessarily be progressive in nature, which means that the first violation will not necessarily begin with the least severe discipline and then move up one level for each subsequent violation.  The appropriate discipline will be given considering the nature of the violation and the individual’s history with the Company.  Possible disciplinary measures may range from a warning to a discharge.  In addition, referral of a matter may be made to appropriate government authorities.

Administration
The Audit Committee is responsible for setting the standards set forth in this Code of Conduct and may, in its discretion, update it from time to time. Any amendments affecting directors or executive officers will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission.  The Audit Committee also may determine to waive violations of this Code of Conduct, but any such waiver which constitutes a material departure from a provision of this Code of Conduct regarding a director or executive officer is also subject to full

Last Revised May 23, 2013

board approval and will be publicly disclosed in accordance with the rules of the Securities and Exchange Commission.

Questions
No code of conduct can replace the thoughtful behavior of an ethical employee or director or provide definitive answers to all questions.  If you are in doubt about the best course of action to take in a particular situation, we encourage you to seek guidance from your supervisor, manager or other appropriate person.

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Last Revised May 23, 2013